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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                     CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

                    DIAMOND OFFSHORE ANNOUNCES INITIATION OF
            ULTRA-DEEPWATER UPGRADE OF OCEAN ENDEAVOR SEMISUBMERSIBLE

HOUSTON--(BUSINESS WIRE)--Jan. 10, 2005--Diamond Offshore Drilling Inc. (NYSE:DO) today announced initiation of a major upgrade of the Victory-class semisubmersible Ocean Endeavor for ultra-deepwater service. The modernized rig will be designed to operate in up to 10,000 ft. of water and will be the most capable of the Company's upgraded Victory-class units. The project is budgeted at $250 million including capitalized overhead and interest, spares, testing and delivery, mobilization to Singapore, and all other associated expenditures. Delivery is expected in approximately two years.

The Ocean Endeavor will be fully outfitted for 8,000-ft. moored operations upon delivery and in certain applications will be capable of deploying a 12-point mooring system. In addition, the rig will have increased crew quarters' capacity, over 6,000 tons of operating variable deck load, and more than twice the useable deck space compared to the design of the previously upgraded Ocean Rover and Ocean Baroness. The Endeavor will employ the same Tripsaver(TM) technology that is at work on the Rover and Baroness, which provides for significant drilling efficiencies.

"We have made the decision to move forward on the Endeavor upgrade based upon our confidence in the strength of the market," stated Diamond Offshore President and Chief Operating Officer, Larry Dickerson. "The modernized Endeavor will expand our 5th Generation semisubmersible fleet to four units, enhancing our ability to serve both the exploration and development needs of our customers. The estimated construction cost of this unit is significantly below new-build costs, and the relatively short construction schedule represents a large delivery advantage over new builds."

The Endeavor, currently cold stacked in the Gulf of Mexico, will be mobilized to Keppel-FELS Ltd.'s shipyard in Singapore.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet is located in the waters of six of the world's seven continents.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements which project, indicate or imply future results and may




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contain words like "expect," "intend," "plan," "will" and "budgeted" among others. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. These factors include, among others, delayed delivery dates, higher expenses and reduced capabilities of the Ocean Endeavor's modernization, commitments for drilling work or contracts, future dayrates, and future contracts, unknown defects in equipment, shipyard delays, labor strikes, shortages of materials, general economic and business conditions, changes in oil and natural gas prices, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based. A further discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission.